Exhibit 2.1
[Execution]
AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
     AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT, dated December 3, 2010 (this “Amendment No. 1”), is by and among Wells Fargo Capital Finance, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as administrative agent and co-collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Bank of America, N.A., a national banking association, in its capacity as co-collateral agent (“BofA”), General Electric Capital Corporation, a Delaware corporation, in its capacity as co-collateral agent (“GECC” and together with Agent and BofA, each individually a “Co-Collateral Agent” and collectively, “Co-Collateral Agents”), NCI Group, Inc., a Nevada corporation (“NCI”), Robertson-Ceco II Corporation, a Delaware corporation (“Robertson-Ceco”, and together with NCI, each individually, a “Borrower” and collectively, “Borrowers”), NCI Building Systems, Inc., a Delaware corporation (“NCI Building Systems” or “Parent”) and Steelbuilding.com, Inc., a Delaware corporation (“Steelbuilding” and together with Parent, each individually a “Guarantor” and collectively, “Guarantors”).
W I T N E S S E T H :
     WHEREAS, Agent, Co-Collateral Agents, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated October 20, 2009, by and among Agent, Co-Collateral Agents, Lenders, Borrowers and Guarantors (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements;
     WHEREAS, Borrowers and Guarantors desire to amend certain provisions of the Loan Agreement as set forth herein, and Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein;
     WHEREAS, by this Amendment No. 1, Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments;
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions.
          (a) Additional Definition. As used herein, the term “Amendment No. 1” shall mean Amendment No. 1 to Loan and Security Agreement, dated December 3, 2010, by and among Agent, Co-Collateral Agents, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, such definition.
          (b) Amendment to Definitions. All references to each of the following terms herein and in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to mean the following:
     (i) “Applicable Margin” shall mean, with respect to Base Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period.

		Applicable	Applicable
	Quarterly Average Excess	Eurodollar	Base Rate
Tier	Availability	Rate Margin	Margin
1	Equal to or greater than $60,000,000	2.50%	1.50%
2	Greater than or equal to $30,000,000 but less than $60,000,000	2.75%	1.75%
3	Less than $30,000,000	3.00%	2.00%
     provided, that, (A) the Applicable Margin shall be calculated and established once each three (3) month period and shall remain in effect until adjusted for the next three (3) month period and (B) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar month based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period; provided, that, in the event that a Borrowing Base Certificate is not delivered when required under the terms hereof, for the period from the date upon which such Borrowing Base Certificate was required to be delivered until the date upon which it actually is delivered, the Applicable Margin shall be two (2.00%) percent per annum, in the case of Base Rate Loans and three (3.00%) percent per annum, in the case of Eurodollar Rate Loans (it being understood that the foregoing shall not limit the rights of Agent and Lenders set forth in Section 12). In addition, at all times that an Event of Default exists or has occurred and is continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of a Borrowing Base Certificate. In the event that at any time within six (6) months after the end of a three (3) month period the Quarterly Average Excess Availability for such three (3) month period used for the determination of the Applicable Margin was more or less than the actual amount of the Quarterly Average Excess Availability for such three (3) month period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior three (3) month period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent or any reduction in interest for the applicable periods as a result of such recalculation shall be given as a credit to Borrowers to reduce the then outstanding Loans, as the case may be. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
          (c) Interpretation. For purposes of this Amendment No. 1, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 1.
     2. Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
     “(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-half (.50%) percent (on a per annum basis) calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) so long as any Obligations are outstanding and the Commitments hereunder have not been terminated. If the Maximum Credit shall change during the immediately preceding month (or part thereof), an average daily Maximum Credit shall be used for the purposes of calculating such fees for such period. Such fees shall be payable on the first Business Day of each month in arrears, beginning with the first full calendar month that commences following the date hereof (and prorated, if the Closing Date is not the end of a calendar month, for the portion of the immediately preceding month from the Closing Date to the end thereof), and calculated based on a three hundred sixty (360) day year and actual days elapsed.”
     3. Restricted Payments.
          (a) Section 10.5(k) of the Loan Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:
     “(k) Parent and any of its Subsidiaries may pay cash dividends and make other Restricted Payments (other than the cash dividends permitted pursuant to Section 10.5(m) below); provided, that,”
          (b) Section 10.5(l) of the Loan Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:
     “(l) Parent and any of its Subsidiaries may pay cash dividends or other Restricted Payments (other than the cash dividends permitted pursuant to Section 10.5(m) below); provided, that,”

          (c) Section 10.5 of the Loan Agreement is hereby amended by adding the following new subsection (m) at the end thereof:
     “(m) Parent and any of its Subsidiaries may pay cash dividends or other Restricted Payments once each calendar quarter in an aggregate amount not to exceed $6,500,000; provided, that,
     (i) either:
     (A) as of the date of the payment of any such dividend or other Restricted Payment and after giving effect thereto, Excess Availability shall be not less than the greater of (1) $30,000,000 or (2) twenty-four (24%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such dividend or other Restricted Payment; or
     (B) on a pro forma basis, after giving effect to any such dividend or other Restricted Payment (1) Excess Availability shall be not less than the greater of (x) $25,000,000 or (y) twenty (20%) percent of the least of the Maximum Credit, the Borrowing Base or the Revolving Loan Limit, using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such dividend or other Restricted Payment and (2) the Consolidated Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of the fiscal month prior to the date of the payment thereof for which Agent has received financial statements shall be equal to or greater than 1.00 to 1.00; provided, that, for purposes of determining the Consolidated Fixed Charge Coverage Ratio under this Section 10.5(m) only, Fixed Charges shall include all prepayments of Indebtedness of Parent and its Subsidiaries under clauses (a), (b), or (c) of the definition of the term “Indebtedness” made in such period; and
     (ii) as of the date of any such dividend or other Restricted Payment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and
     (iii) Agent shall have received a certificate of a Responsible Officer of Parent certifying on behalf of Parent to Agent and Lenders that such dividend complies with the terms of this clause.”
     4. Amendment Fee. In consideration of the amendments set forth herein, Borrowers shall on the date that the conditions set forth in Section 6 hereof are satisfied and this

Amendment No. 1 is effective, pay to Agent, for the account of Lenders, or Agent, at its option, may charge the loan account of Borrowers maintained by Agent, an amendment fee in the amount of $25,000, which fee is fully earned and payable as of such date and shall constitute part of the Obligations.
     5. Representations and Warranties. Borrowers and Guarantors, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Revolving Loans and providing Letters of Credit to Borrowers:
          (a) no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 1;
          (b) this Amendment No. 1 has been duly authorized, executed and delivered by all necessary corporate or other organizational action on the part of each Borrower and Guarantor which is a party hereto and, if necessary, their respective equity holders and this Amendment No. 1 constitutes a legal, valid and binding obligation of each of the Borrowers and Guarantors, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;
          (c) the execution, delivery and performance of this Amendment No. 1 (i) are all within each Borrower’s and Guarantor’s corporate, limited partnership or limited liability company powers, as the case may be and (ii) do not violate (A) law or (B) the terms of the respective Borrower’s or Guarantor’s certificate or articles of incorporation or formation, by-laws, limited partnership agreement, operating agreement, or other organizational documentation, or (C) any indenture or, in any material respect, any material agreement or material undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound; and
          (d) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.
     6. Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:
          (a) Agent shall have received counterparts of this Amendment No. 1, duly authorized, executed and delivered by Borrowers and Guarantors;

          (b) Agent shall have received the amendment fee referred to in Section 4 hereof;
          (c) Agent shall have received the consent or authorization from such Lenders as are required for the amendments provided for herein to execute this Amendment No. 1on behalf of the Lenders; and
          (d) No Default or Event of Default shall exist or have occurred and be continuing (after giving effect to the provisions of this Amendment No. 1).
     7. Effect of this Amendment. Except as expressly set forth herein, no other amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and Guarantors shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 1 or with respect to the subject matter of this Amendment No. 1. To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement. On and after the date that all conditions set forth in Section 6, above, shall have been satisfied and this Amendment No. 1 has become effective, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the other Financing Agreements to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.
     8. Governing Law. The validity, interpretation and enforcement of this Amendment No. 1 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
     9. Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     10. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 1.
     11. Entire Agreement. This Amendment No. 1 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     12. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.
     13. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 1, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 1.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative and Co-Collateral Agent and a Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as Co-Collateral Agent and a Lender
By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent and a Lender
By:
Name:
Title:

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BORROWERS: NCI GROUP, INC
By:
Name:
Title:

ROBERTSON-CECO II CORPORATION
By:
Name:
Title:

GUARANTORS: NCI BUILDING SYSTEMS, INC.
By:
Name:
Title:

STEELBUILDING.COM INC.
By:
Name:
Title: